EXHIBIT 99.1

Company Contact:

Mark L. Weinstein, President & CEO

Ted I. Kaminer, CFO

Tel: (267) 757-3000

Porter, LeVay & Rose, Inc.

Linda Decker, VP - Investor Relations

Tel: (212) 564-4700

Tom Gibson, VP – Media Relations

Tel: (201) 476-0322

FOR IMMEDIATE RELEASE

BIO-IMAGING TECHNOLOGIES ANNOUNCES FOURTH QUARTER AND YEAR-END 2006

FINANCIAL RESULTS

EPS of $0.05 per share in Q4 2006; Record backlog of $75.2 Million

NEWTOWN, PA, February 21, 2007— Bio-Imaging Technologies, Inc. (“Bio-Imaging”) (NASDAQ: BITI) today announced its financial results for the quarter and year ended December 31, 2006.

Financial highlights for the fourth quarter and year ended December 31, 2006 include:

•

Service revenues increased 28.6% to $8.6 million for fourth quarter fiscal 2006 as compared to $6.7 million for the same period in fiscal 2005. Full year 2006 service revenues increased to $31.9 million, as compared to $23.7 million in fiscal 2005.

•

Operating income for the fourth quarter fiscal 2006 was $861,000 compared to operating loss of $556,000 for fourth quarter 2005. For full year 2006, operating income was $1.1 million compared to operating loss of $4.3 million for fiscal 2005.

•

Net income for fourth quarter fiscal 2006 was $613,000, or $0.05 per fully diluted share, versus a net loss of $305,000, or $0.03 per fully diluted share, in the fourth quarter of 2005. For the full year 2006, net income was $1.0 million, or $0.08 per fully diluted share, versus net loss for fiscal 2005 of $2.5 million, or $0.23 per fully diluted share.

•	Backlog increased 28.8% to $75.2 million, as of December 31, 2006, as compared to $58.4 million as of December 31, 2005.

Mark L. Weinstein, President and Chief Executive Officer of Bio-Imaging, said, “In 2006 we solidified our core Clinical Trials Business and made good progress in our CapMed Division. We returned the company to profitability and ended the year with a record backlog. Full year 2006 service revenues of $31.9 million exceeded our 2006 guidance of $29-$31 million and fully diluted earnings per share of $0.08 met our guidance of being profitable both for the fourth quarter and for the full year. Based on the strength of our record backlog and the positive trends in service revenue and operating income, we are increasing our full year 2007 guidance to service revenue in the range of $36-$38 million and earnings per share of $0.12 to $0.16. Previous 2007 guidance in November 2006 was service revenue in the range of $35-$37 million and earnings per share of $0.11 to $0.15.

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He added, “Fourth quarter 2006 service revenues of $8.6 million represented a 7% sequential quarter over quarter increase. The increased profitability on these revenues is a testament to our leverageable expense base that generally provides increasing margins as we grow our revenues.”

Fourth quarter results include CapMed revenue of $32,000 and operating expenses of $395,000, respectively, and for the full year 2006, revenue of $262,000 and operating expenses of $1,817,000 respectively. Mr. Weinstein remarked, “Although the reported revenues from CapMed were below expectations, we continue to pursue potential market opportunities in the electronic personal health records space. CapMed is involved in a number of initiatives that are demonstrating the value of having a patient centric personal record that is focused on interoperability through supporting all of the emerging standards. We are currently working on pilot projects with industry associations, hospitals, large employers and payors to test various scenarios in search of the right sustainable revenue model. Once the results of these pilot studies are analyzed, we believe there will be larger follow-on projects for CapMed.

“As announced previously, we closed the acquisition of Theralys SA in February 2007. Led by Chahin Pachai, Ph.D., Theralys is a global provider of customized imaging services in the field of central nervous system disorders (“CNS”) and Neurovascular diseases. Theralys’ proprietary image processing software enables the introduction of quantitative imaging markers in the design of multicenter clinical trials for Neurovascular and CNS disorders, including stroke, secondary prevention drugs, multiple sclerosis and dementia, including Alzheimer’s disease (AD). The addition of Theraly expands our addressable market by strengthening our expertise in the CNS and Neurovascular area. We are now actively marketing Theralys’ capabilities to our current pharmaceutical and biotech clients.”

Mr. Weinstein concluded, “We are pleased that we returned to profitability in 2006 and are looking forward to continued progress in our operating results in 2007.”

Management of Bio-Imaging Technologies, Inc. will host a conference call today at 11:00 A.M. EST to discuss the company’s financial results and achievements. Those who wish to participate in the conference call may telephone (888) 335-6674 from the US or (973) 321-1100 for international callers, passcode #8442569 approximately 15 minutes before the call. There will be a simultaneous webcast under “Investor Relations” at www.bioimaging.com. A digital replay will be available by telephone for two weeks and may be accessed by dialing (877) 519-4471, from the US, or (973) 341-3080, for international callers, passcode #8442569. The replay will also be available for two weeks under “Investor Relations” at www.bioimaging.com.

Bio-Imaging Technologies, Inc. is a healthcare contract service organization providing services that support the product development process of the pharmaceutical, biotechnology and medical device industries. The Company has specialized in assisting its clients in the design and management of the medical-imaging component of clinical trials since 1990. Bio-Imaging serves its clients on a global basis through its US Core Lab in Newtown, PA, its European Core Lab in Leiden, The Netherlands and its recent acquisition of Theralys SA in Lyon, France. Through its CapMed division, Bio-Imaging provides the Personal HealthKey™ technology and the Personal Health Record (PHR) software allowing patients to better monitor and manage their health care information. Copies of Bio-Imaging Technologies’ press releases and other information may be obtained through Bio-Imaging’s web site at www.bioimaging.com.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the consummation and the successful integration of current and proposed acquisitions, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management with respect to the Company’s financial results, backlog, critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance. You should review the Company’s filings, especially risk factors contained in the Form 10-K and the recent form 10-Q.

- FINANCIAL TABLES TO FOLLOW -

BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	12/31/06	12/31/05	12/31/06	12/31/05
Service revenues	8,603	6,691	31,857	23,712
Reimbursement revenues	2,085	1,983	8,662	6,774

Total revenues	$10,688	$8,674	$40,519	$30,486

Costs and expenses:
Cost of revenues	6,993	6,705	28,157	25,088
General & admin. expenses	1,342	1,262	5,508	4,960
Sales & marketing expenses	1,492	1,263	5,739	4,772

Total cost and expenses	9,827	9,230	39,404	34,820

(Loss) income from operations	861	(556)	1,115	(4,334)
Interest income (expense) – net	151	39	504	83

Income before taxes	1,012	(517)	1,619	(4,251)
Income tax (benefit) provision	399	(212)	615	(1,706)

Net (loss) income	613	(305)	1,004	(2,545)

Basic (loss) earnings per share	$0.05	$(0.03)	$0.09	$(0.23)

Weighted average number of shares – basic	11,283	11,157	11,219	11,114
Diluted (loss) earnings per share	$0.05	$(0.03)	$0.08	$(0.23)

Weighted average number of shares – diluted	12,372	11,157	12,187	11,114

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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

(unaudited)

ASSETS

	December 31, 2006	December 31, 2005
Current assets:

Cash and cash equivalents	$16,166	$10,554
Accounts receivable	5,481	6,631
Prepaid expenses and other current assets	1,238	992
Deferred income taxes	2,211	715

Total current assets	25,096	18,892

Property & equipment, net	5,908	5,109
Intangibles & goodwill	2,227	2,519
Deferred income taxes	273	1,844
Other assets	520	427

Total assets	$34,024	$28,791

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,721	$1,681
Accrued expenses and other current liabilities	3,335	2,027
Deferred revenue	9,367	6,255
Current maturities of capital lease obligations	454	874

Total current liabilities	14,877	10,837

Long-term capital lease obligations	97	551
Other liability	208	206

Total liabilities	15,182	11,594

Stockholders’ equity:
Common stock	3	3
Additional paid-in capital	22,865	22,303
Accumulated other comprehensive gain (loss)	17	(62)
Accumulated deficit	(4,043)	(5,047)

Total stockholders’ equity	18,842	17,197

Total liabilities & stockholders’ equity	$34,024	$28,791

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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	For the Twelve Months Ended
	12/31/06	12/31/05
Cash flows from operating activities:
Net income (loss)	1,004	(2,545)
Adjustments to reconcile net income to net cash provided by Operating activities:
Depreciation and amortization	2,035	2,312
Provision (benefit) for deferred income taxes	25	(1,817)
Sales leaseback gains	—	17
Bad debt provision (benefit)	16	(11)
Non-cash stock based compensation expense	357	72
Loss on foreign currency options	82	29
Changes in operating assets and liabilities:
Decrease in accounts receivable	1,134	1,337
Increase in prepaid expenses and other current assets	(234)	(92)
Increase in other assets	(93)	(109)
(Decrease) increase in accounts payable	(271)	411
Increase in accrued expenses and other current liabilities	1,359	262
Increase in deferred revenue	3,113	3,178
Increase in other liabilities	2	74

Net cash provided by operating activities	$8,529	$3,118

Cash flows from investing activities:
Purchases of property and equipment	(2,233)	(1,870)

Net cash used in investing activities	$(2,233)	$(1,870)

Cash flows from financing activities:
Payments under equipment lease obligations	(874)	(826)
Purchase of foreign currency options	(14)	(118)
Proceeds from exercise of stock options	153	93
Excess tax benefit related to stock options	51	—
Proceeds from sales leaseback	—	507

Net cash used in financing activities	$(684)	$(344)

Net increase in cash and cash equivalents	5,612	904
Cash and cash equivalents at beginning of period	10,554	9,650

Cash and cash equivalents at end of period	$16,166	$10,554

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